Exhibit 99.1

NOT FOR IMMEDIATE RELEASE	INVESTOR CONTACT: David Jones Executive Vice President and Chief Financial Officer 865-293-5299 MEDIA CONTACT: Pat Ball Senior Vice President, Communications 800-818-1498

TeamHealth Announces Leadership Transition

Leif Murphy Named President and CEO

Michael D. Snow to Retire

Strategy and Guidance Maintained

(KNOXVILLE, Tenn.) September 6, 2016 – TeamHealth Holdings, Inc. (NYSE: TMH), a leading physician services organization, today announced the appointment of Leif Murphy as its new President and Chief Executive Officer (CEO). Mr. Murphy will succeed Michael D. Snow, who is retiring.

“We welcome Leif to TeamHealth as we enhance our service offerings to hospital and post-acute partners, recruit and retain the best and brightest clinicians and play a leadership role in the evolving healthcare marketplace,” said Lynn Massingale, MD, Co-founder and Executive Chairman of TeamHealth. “These are dynamic times in healthcare, and Leif is well suited to lead the organization into the future. We take great pride in knowing that Leif possesses broad industry experience across the healthcare landscape. His leadership roles in multi-site inpatient and outpatient operations, his commitment to patient safety and quality and his trusted relationships with physicians and other clinicians make him an ideal leader for TeamHealth.”

“I look forward to working with the outstanding clinicians and nonclinical team members at TeamHealth,” said Mr. Murphy. “With the company’s extensive clinician network and valuable administrative support, we will continue to deliver exceptional results for our hospital and post-acute partners, while also delivering value for shareholders.”

Mr. Murphy has nearly 20 years of experience as a healthcare executive, most recently serving as Executive Vice President of LifePoint Health, including the role of Chief Financial Officer and Chief Development Officer. At LifePoint, Mr. Murphy was responsible for finance, as well all activities related to physician practice management. Mr. Murphy also oversaw the company’s strategic growth and development efforts to acquire new hospitals, led in-market growth and development initiatives, and pursued strategic alliances to drive organizational growth and enhance the quality of care provided at its facilities. Mr. Murphy has held other senior positions at healthcare companies, including serving as CEO of DSI Renal, Inc., and before that as an executive at Caremark, Inc.

“On behalf of the Board, I want to thank Mike for his service and dedication to TeamHealth. The organization has grown substantially during his tenure and he will be missed by all of us who had the privilege of working with him,” said Dr. Massingale.

“I want to thank the physicians, other clinicians and administrative employees in the organization for their dedication to excellence – I am extremely proud of all that we have achieved together at TeamHealth. It has been a privilege to lead such a dedicated team of professionals,” said Mr. Snow.

Search Process

The Board conducted an extensive search process led by Vicky B. Gregg, Chair of the TeamHealth Compensation Committee and Directors Scott Ostfeld, Partner at JANA Partners, Edwin “Mac” Crawford, former Chairman of CVS Caremark Corporation, Patrick E. Fry, former President and Chief Executive Officer of Sutter Health, and Glenn A. Davenport, President of GA Foods.

“Leif brings the skills and experience to realize TeamHealth’s operational, financial and strategic goals and is highly aligned with shareholders to do so,” said the search committee.

TeamHealth Strategy and Guidance Maintained

TeamHealth remains focused on executing its strategy and maintains its commitment to delivering the highest quality patient care and supporting its affiliated clinicians and hospital partners while meeting its financial goals.

The current management team and the Board will work with Mr. Murphy to ensure a smooth transition.

TeamHealth is maintaining its guidance for the full fiscal year 2016 as outlined in the August 2, 2016, earnings announcement.

About TeamHealth

At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 19,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,400 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term “TeamHealth” as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. “Providers” are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.